                                    FORM OF
                            AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                                       OF
                            ADVANCE PARADIGM, INC.

     Pursuant to the provisions of Section 245 of the General Corporation Law of the State of Delaware, the undersigned corporation, hereby adopts the following Amended and Restated Certificate of Incorporation for such corporation. The corporation was originally incorporated under the name Advance Pharmacy Services, Inc. and filed its original Certificate of Incorporation with the Secretary of State of Delaware on July 27, 1993. A Certificate of Merger, whereby Advance Health Care, Inc. merged with and into the Company, was filed on _____________, 1996.

                                 ARTICLE I

     The name of the corporation is Advance ParadigM, Inc. (the "Company").

                                 ARTICLE II

     The street address of the initial registered office of the Company is 32 Lockerman Square, Suite L-100, City of Dover, County of Kent, Delaware 19901, and the name of its initial registered agent at such address is The Prentice-Hall Corporation System, Inc.

                                 ARTICLE III

     The purpose for which the Company is organized is the transaction of any or all lawful acts and activities for which corporations may be incorporated under the General Corporation Law of the State of Delaware.

                                  ARTICLE IV

     The aggregate number of shares of capital stock which the Company shall have authority to issue is 30,000,000 shares of capital stock, consisting of 25,000,000 shares of Common Stock, par value $.01 per share and five million (5,000,000) shares of which is Preferred Stock, par value of $0.01 per share. Unless specifically provided otherwise herein, the holders of such shares shall be entitled to one vote for each share held in any stockholder vote in which any of such holders is entitled to participate.

     All shares of Preferred Stock which are not designated as shares of Series B Preferred Stock may be issued, from time to time, with such powers, designations, preferences and relative, participating, optional or other special rights, including voting rights, and qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors, pursuant to the authority herein given.

     The description and designation of the Series B Preferred Stock is as set forth below:

     1. DESIGNATION. Up to 4,000 shares of the Company's Preferred Stock shall be designated the "SERIES B PREFERRED STOCK". All numbers relating to the calculation of cumulative dividends, liquidation preference per share, or redemption price per share of the Series B Preferred Stock shall be subject to equitable adjustment in the event of any



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stock dividend, stock split, combination, reorganization, recapitalizations, reclassification or other similar event involving a change in the capital structure of the Series B Preferred Stock.

     2.   Dividends.

          (a) CUMULATIVE. The holder of the outstanding shares of Series B Preferred Stock shall be entitled to receive, out of funds legally available therefor, cumulative dividends calculated without compounding, at the annual rate of two percent (2%) of the Original Issue Price per share (as defined in SECTION 3(a)). Such cumulative dividends shall accrue and accumulate from the date of original issuance. Such dividends on the Series B Preferred Stock shall be cumulative so that if such dividends in respect of any previous or current annual dividend period, at the annual rate specified above, shall not have been paid or declared, the deficiency shall first be fully paid before any dividend or other distribution shall be paid or declared and set apart for the Common Stock.

          (b) PAYMENTS OF DIVIDENDS. Cumulative dividends on the Series B Preferred Stock shall be payable annually on the 31st day of March, commencing March 31, 1997 and shall be payable, whether or not earned or declared, upon liquidation or redemption. Upon conversion of the Series B Preferred Stock pursuant to Section 5 hereof, all such accrued and unpaid cumulative dividends on the Series B Preferred Stock to and until the date of such conversion shall not be due and payable and shall be forfeited.

     3.   LIQUIDATION, DISSOLUTION OR WINDING UP.

          (a) PREFERENCE. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or in the event of its insolvency, before any distribution or other payment is made to any holders of any shares of any class or series of capital stock of the Company designated to be junior to the Series B Preferred Stock, including the Common Stock, and subject to the liquidation rights and preferences of the Company's Series A Convertible Preferred Stock, par value $0.01 per share (the "SERIES
A PREFERRED STOCK") or any future class or series of preferred stock designated to be senior to, or on a parity with, the Series A Preferred Stock, the holders of each share of Series B Preferred Stock shall be entitled to be paid first out of the assets of the Company available for distribution to holders of the Company's capital stock of all classes whether such assets are capital, surplus or earnings, an amount equal to the greater of:

               (i) $3,850 per share of Series B Preferred Stock (as adjusted from time to time in accordance with SECTION 5 hereof, the "ORIGINAL ISSUE PRICE"), PLUS all declared or accrued and unpaid dividends thereon, whether or not earned or declared, up to and including the date full payment shall be tendered to the holders of the Series B Preferred Stock with respect to such liquidation, dissolution or winding up; or

               (ii) such amount per share of Series B Preferred Stock as would have been payable had each such share been converted to Common Stock immediately prior to such event of liquidation, dissolution or winding up pursuant to the provisions of Section 5 hereof.

If, upon liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the



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holders of the Series B Preferred Stock the full amounts to which they otherwise would be entitled, the holders of Series B Preferred Stock shall share ratably in any distribution of available assets according to the respective amounts which would otherwise be payable with respect to the shares of Series B Preferred Stock held by them upon such liquidating distribution if all amounts payable on or with respect to said shares were paid in full, based upon the aggregate liquidation value of the Series B Preferred Stock.

     (b) REMAINING ASSETS. After payment shall have been made in full to the holders of the Series B Preferred Stock, or funds necessary for such payment shall have been set aside by the Company in trust for the account of holders of the Series B Preferred Stock so as to be available for such payment, the remaining assets available for distribution shall be distributed ratably among the holders of the Common Stock.

     (c) TREATMENT OF REORGANIZATIONS, CONSOLIDATIONS, MERGERS, AND SALES OF ASSETS. A Reorganization (as defined in SECTION 5(d)) shall be regarded as a liquidation, dissolution or winding up of the affairs of the Company within the meaning of this SECTION 3; PROVIDED, HOWEVER, that the holders of more than fifty percent (50%) of the outstanding shares of Series B Preferred Stock shall have the right to elect the benefits of the provisions of SECTION 5(d) hereof in lieu of receiving payment in liquidation, dissolution or winding up of the Company pursuant to this SECTION 3. The holders of more than fifty percent (50%) of the outstanding shares of Series B Preferred Stock have the right to bind the holders of all outstanding shares of Series B Preferred Stock under this SECTION 3(b) or SECTION 5(d).

     The provisions of this SECTION 3(b) and SECTION 5(d) shall not apply to any reorganization, merger or consolidation involving (1) only a change in the state of incorporation of the Company, (2) a merger of the Company with or into a wholly-owned subsidiary of the Company that is incorporated in the United States of America, or (3) an acquisition by merger, reorganization or consolidation, of which the Company is substantively the surviving corporation and operates as a going concern.

     4. VOTING RIGHTS. The holders of shares of Series B Preferred Stock shall not be entitled to vote on any matter.

     5. CONVERSION RIGHTS. The holders of the Series B Preferred Stock shall have the following rights with respect to the conversion of such shares into shares of Common Stock:

          (a) CONVERSION. Subject to and in compliance with the provisions of this SECTION 5, all shares of the Series B Preferred Stock may be converted into fully-paid and non-assessable shares of Common Stock. Each share of Series B Preferred Stock shall be initially convertible into one share of Common Stock.

          (b) UPON EXTRAORDINARY COMMON STOCK EVENTS. Upon the occurrence of an Extraordinary Common Stock Event (as hereinafter defined), the Series B Preferred Stock shall automatically become, and thereafter be, convertible into that number of shares of Common Stock obtained by multiplying (i) the number of shares of Series B Preferred Stock issued and outstanding as of the closing date of the Extraordinary Common Stock Event by (ii) a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common



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Stock outstanding immediately prior to such Extraordinary Common Stock Event.
Upon the occurrence of an Extraordinary Common Stock Event, the Original Issue Price shall automatically become, and thereafter be, the price per share of issued and outstanding Series B Preferred Stock obtained by multiplying
(i) the Original Issue Price as of the date of the Extraordinary Common Stock Event by (ii) a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event. An "EXTRAORDINARY COMMON STOCK EVENT" shall mean (i) the issue of additional shares of Common Stock as a dividend or other distribution on outstanding shares of Common Stock, (ii) a subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination or reverse stock split of outstanding shares of Common Stock into a smaller number of shares of the Common Stock.

          (c) DIVIDENDS. In the event the Company shall make or issue, or shall fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution (other than a distribution in liquidation or other distribution otherwise provided for herein) with respect to the Common Stock payable in (i) securities of the Company other than shares of Common Stock, or (ii) other assets (excluding cash dividends or distributions), then, and in each such event, provision shall be made so that the holders of the Series B Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the number of securities or such other assets of the Company which they would have received had their Series B Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the Conversion Date
(as that term is hereafter defined in SECTION 5(f)), retained such securities or such other assets receivable by them during such period, giving application to all other adjustments called for during such period under this SECTION 5 with respect to the rights of the holders of the Series B Preferred Stock.

          (d) REORGANIZATION. Subject to the Company's rights under SECTION 5(i) hereof, if at any time or from time to time there shall be a capital reorganization of the Common Stock (other than an Extraordinary Common Stock Event or dividend provided for elsewhere in this SECTION 5) or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company's capital stock or assets to any other person, or any other form of business combination, acquisition or reorganization in which control of the Company is transferred (a "REORGANIZATION"), then, as a part of and a condition to such Reorganization, provision shall be made so that the holders of the Series B Preferred Stock shall thereafter be entitled to receive upon conversion of the Series B Preferred Stock the same kind and amount of stock or other securities or property (including cash) of the Company, or the successor corporation resulting from such Reorganization, to which such holder would have received if such holder had converted its shares of Series B Preferred Stock into shares of Common Stock immediately prior to the effective time of such Reorganization. In any such case, appropriate adjustment shall be made in the application of the provisions of this SECTION 5 so that the provisions of this SECTION 5 (including the number of shares of Common



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

Stock or other securities issuable upon conversion of such shares of Series B Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable. A "Reorganization" as defined in this SECTION 5(d) shall not include any reorganization, merger or consolidation involving
(1) only a change in the state of incorporation of the Company, (2) a merger of the Company with or into a wholly-owned subsidiary of the Company that is incorporated in the United States of America, or (3) an acquisition by merger, reorganization or consolidation in which the Company is substantively the surviving corporation and operates as a going concern.

          (e) CERTIFICATE TO ADJUSTMENTS; NOTICE BY COMPANY. In each case of an adjustment or readjustment of the number of shares into which the Preferred Stock is convertible, the Company at its expense will furnish each holder of Series B Preferred Stock with a certificate showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

          (f) EXERCISE OF CONVERSION PRIVILEGE. To exercise its conversion privilege, each holder of Series B Preferred Stock shall surrender the certificate(s) representing all of such holder's shares of the Series B Preferred Stock to the Company at its principal office, and shall give written notice to the Company at that office that such holder elects to convert such shares. The certificates for shares of Series B Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Company or in blank. The date when such written notice is received by the Company, together with the certificate(s) representing the shares of Series B Preferred Stock being converted, shall be the "CONVERSION DATE". As promptly as practicable after the Conversion Date, the Company shall issue and shall deliver to the holder of the shares of Series B Preferred Stock being converted, or on its written order, such certificate(s) as it may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Series B Preferred Stock in accordance with the provisions of this SECTION 5. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder as holder of the converted shares of Series B Preferred Stock shall cease and the person(s) in whose name(s) any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

          (g) RESERVATION OF COMMON STOCK. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Company shall take such action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          (h) NO REISSUANCE OF SERIES B PREFERRED STOCK. No share or shares of Series B Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired



                                      5


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and eliminated from the shares which the Company shall be authorized to issue. The Company shall from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of Series B Preferred Stock.

          (i) COMPANY'S CONVERSION OF PREFERRED STOCK. Subject to and in compliance with the provisions of this SECTION 5, the Company may, upon written notice to the holders of the Series B Preferred Stock ("Company's Conversion Notice"), cause all shares of the Series B Preferred Stock to be converted into Common Stock:

          (i)  immediately prior to the consummation of any Reorganization; and

          (ii) at any time after the fifth anniversary of the date of issuance so long as the fair market value of the Common Stock is equal to or exceeds the Original Issue Price.

For purposes of this SECTION 5(i), the "fair market value" shall be, if the Company is publicly traded, the average closing sale price of the Common Stock for the twenty (20) consecutive trading days immediately preceding the Conversion Effective Date, and if the Company is not publicly traded, shall be determined by the Board of Directors of the Company in good faith.

     The Company's Conversion Notice shall specify which of the above two events is precipitating the conversion and shall identify the effective date of the conversion (the "Conversion Effective Date"). Upon receipt of the Company's Conversion Notice, the holders of the Series B Preferred Stock shall surrender the certificates representing such shares at the office of the Company or of its transfer agent. The certificates for shares of Series B Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Company or in blank. As promptly as practicable after the Conversion Effective Date, the Company shall issue and shall deliver to the holder of the shares of Series B Preferred Stock being converted the number of shares of Common Stock issuable upon the conversion of such shares of Series B Preferred Stock in accordance with the provisions of this SECTION 5. If the Company's Conversion Notice is duly given, then notwithstanding that the certificates evidencing any of the shares of Series B Preferred Stock so called for conversion have not been surrendered, all rights with respect to such shares shall forthwith after the Conversion Effective Date cease and terminate, except only the right of holders to receive the shares of Common Stock in such conversion.

6.   REDEMPTION RIGHTS OF THE COMPANY.

     (a) REDEMPTION. Beginning on the second anniversary of the date of issuance of the Series B Preferred Stock, upon delivery of written notice in accordance with SECTION 6(c) hereof, the Company may redeem such number of shares of Series B Preferred Stock then as shall be specified in the Redemption Notice. If the Company desires to redeem fewer than all of the shares of Series B Preferred Stock outstanding, then the holders of the shares of Series B Preferred Stock will tender their proportionate number of shares.

     (b) REDEMPTION PRICE. The redemption price for each share of Series B Preferred Stock redeemed pursuant to this Section 6 shall be the Original Issue Price per share plus all accrued and unpaid dividends, whether or not earned or declared, on such shares up to and including the date fixed for redemption (the "REDEMPTION PRICE").

     (c) REDEMPTION NOTICE. At least 30 days prior to the Redemption Date, written notice



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(the "REDEMPTION NOTICE") shall be mailed, first class or certified mail, postage prepaid, or express, overnight courier service by the Company to each holder of record of Series B Preferred Stock which is to be redeemed, at its address shown on the records of the Company. The Redemption Notice shall contain the following information:

          (i) the number of shares of Series B Preferred Stock held by the holder which shall be redeemed by the Company and the total number of shares of Series B Preferred Stock held by all holders to be so redeemed;

          (ii)  the Redemption Price;

          (iii) the Redemption Dates; and

          (iv) that the holder is to surrender to the Company, at the place designated therein, its certificate or certificates representing the shares of Series B Preferred Stock to be redeemed.

     (d) SURRENDER OF CERTIFICATES. Each holder of shares of Series B Preferred Stock to be redeemed shall surrender the certificate(s) representing such shares to the Company at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be paid to the order of the person whose name appears on such certificates) and each surrendered certificate shall be cancelled and retired. In the event some but not all of the shares of Series B Preferred Stock represented by a certificate(s) surrendered by a holder are being redeemed, the Company shall execute and deliver to or on the order of the holder, at the expense of the Company, a new certificate representing the number of shares of Series B Preferred Stock which were not redeemed.

     (e) DIVIDENDS AND CONVERSION AFTER REDEMPTION. No shares of Series B Preferred Stock subject to redemption shall be entitled to any further dividends pursuant to SECTION 2 hereof or to the conversion provisions set forth in SECTION 5 hereof.

7.   NOTICES OF RECORD DATE.  In the event of

     (a) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of capital stock of any class or any other securities or property, or to receive any other right, or

     (b) any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company, or any transfer of all or substantially all of the assets of the Company to any other corporation, or any other entity or person, or

     (c) any voluntary or involuntary dissolution, liquidation or winding up of the Company, then and in each such event the Company shall mail or cause to be mailed to each holder of Series B Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such



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reorganization reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up. Such notice shall be mailed by first class mail, postage prepaid, or express overnight courier service, at least twenty (20) days prior to the date specified in such notice on which such action is to be taken.

                                  ARTICLE V

     The Company is to have perpetual existence.

                                 ARTICLE VI

     Whenever a compromise or arrangement is proposed between this Company and its creditors or any class of them and/or between this Company and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Company or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Company under the provisions of
Section 291 of Title 8 of the Delaware Code, or on the application of trustees in dissolution or of any receiver or receivers appointed for this Company under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Company, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Company, as the case may be, agree to any compromise or arrangement and to any reorganization of this Company as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Company, as the case may be, and also on this Company.

                                  ARTICLE VII

     For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

     1. The management of the business and the conduct of the affairs of the Company shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws. The phrase "whole Board" and the phrase "total number of directors" shall be deemed to have the same meaning, to wit, the total number of directors which the Company would have if there were no vacancies. No election of directors need be by written ballot.

     2. After the original or other Bylaws of the Company have been adopted, amended, or repealed, as the case may be, in accordance with the provisions of Section 109 of the General Corporation Law of the State of Delaware, and, after the Company has received any payment for any of its stock, the power to adopt, amend, or repeal the Bylaws



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of the Company may be exercised by the Board of Directors of the Company;
provided, however, that any provision for the classification of directors of the Company for staggered terms pursuant to the provisions of subsection (d) of Section 141 of the General Corporation Law of the State of Delaware shall be set forth in an initial Bylaw or in a Bylaw adopted by the stockholders entitled to vote of the Company unless provisions for such classification shall be set forth in this certificate of incorporation.

     3. Whenever the Company shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders. Whenever the Company shall be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of the certificate of incorporation shall entitle the holder thereof to the right to vote at any meeting of stockholders except as the provisions of paragraph (2) of subsection (b) of Section 242 of the General Corporation Law of the State of Delaware shall otherwise require; provided, that no share of any such Class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.

                                 ARTICLE VIII

     To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or amendment of this Article VIII by the stockholders of the Company or by changes in applicable law shall, to the extent permitted by applicable law, be prospective only, and shall not adversely affect any limitation on the personal liability of any director of the Company at the time of such repeal or amendment.

                                 ARTICLE IX

     The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding and any inquiry or investigation that could lead to such an action, suit or proceeding (whether or not by or in the right of the Company), by reason of the fact that such person is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, partnership, joint venture, sole proprietorship, trust, nonprofit entity, employee benefit plan or other enterprise, against all judgments, penalties (including excise and similar taxes), fines, settlements and expenses (including attorneys' fees and court costs) actually and reasonably incurred by such person in connection with such action, suit or proceeding to the fullest extent permitted by any applicable law, and such indemnity shall inure to the benefit of the heirs, executors and administrators of any such person so indemnified pursuant to this Article IX. The right to indemnification under this Article IX shall be a contract right and shall include, with respect to directors and officers, the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its disposition; provided, however, that, if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in advance of the final disposition of a proceeding shall be made only upon delivery to the Company of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article IX or otherwise. The Company may, by action of its board of directors, pay such expenses incurred by employees and agents of the



                                      9


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Company upon such terms as the board of directors deems appropriate.  The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall not be deemed exclusive of any other right to which those seeking indemnification may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. Any repeal or amendment of this Article IX by the stockholders of the Company or by changes in applicable law shall, to the extent permitted by applicable law, be prospective only, and not adversely affect the indemnification of any person who may be indemnified at the time of such repeal or amendment.

                                  ARTICLE X

     No contract or other transaction between the Company and any other corporation and no other acts of the Company with relation to any other corporation shall, in the absence of fraud, in any way be invalidated or otherwise affected by the fact that any one or more of the directors or officers of the Company are pecuniarily or otherwise interested in, or are directors or officers of, such other corporation. Any director or officer of the Company individually, or any firm or association of which any director or officer may be a member, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of the Company, provided that the fact that such person individually, or as a member of such firm or association, is such a party or is so interested shall be disclosed or shall have been known to the board of directors or a majority of such members thereof as shall be present at any meeting of the board of directors at which action upon any such contract or transaction shall be taken; and any director of the Company who is also a director or officer of such other corporation or who is such a party or so interested may be counted in determining the existence of a quorum at any meeting of the board of directors which shall authorize any such contract or transaction and may vote thereat to authorize any such contract or transaction, with like force and effect as if such person were not such a director or officer of such other corporation or not so interested. Any director of the Company may vote upon any contract or any other transaction between the Company and any subsidiary or affiliated corporation without regard to the fact that such person is also a director or officer of such subsidiary or affiliated corporation.

     Any contract, transaction, act of the Company or of the directors, which shall be ratified at any annual meeting of the stockholders of the Company, or at any special meeting of the stockholders of the Company, or at any special meeting called for such purpose, shall, insofar as permitted by law, be as valid and as binding as though ratified by every stockholder of the Company; provided, however, that any failure of the stockholders to approve or ratify any such contract, transaction or act, when and if submitted, shall not be deemed in any way to invalidate the same or deprive the Company, its directors, officers or employees, of its or their right to proceed with such contract, transaction or act.

     Subject to any express agreement which may from time to time be in effect, the stockholders, directors or officers of the Company may carry on and conduct in their own right and for their own personal accounts, or as a partner in any partnership, or as a joint venturer in any joint venture, or as an officer, director or stockholder of any corporation, or as a participant in any syndicate, pool, trust or association, any business which competes with the business of the Company and shall be free in all such capacities to make investments in any kind of property in which the Company may make investments.

                                  ARTICLE XI

     The number of directors will be determined in accordance with the Bylaws of the Company. The directors shall be divided into three classes as nearly equal in number as possible and one class shall be elected at each annual meeting of shareholders to hold office for a three-year term.

                                 ARTICLE XII

     Election of directors need not be by written ballot. Any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except as otherwise provided by law. In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Company is expressly authorized to adopt the original bylaws of the Company, to amend or repeal the bylaws or to adopt new bylaws, subject to any limitations which may be contained in such bylaws.

                                  ARTICLE XIII

     From time to time any of the provisions of this certificate of incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Company by this certificate of incorporation are granted subject to the provisions of this
Article XII.

     IN WITNESS WHEREOF, said Advance ParadigM, Inc. caused this Amended and Restated Certificate of Incorporation to be signed by David D. Halbert, its Chairman, Chief Executive Officer and President and attested to by Danny Phillips, its Chief Financial Officer, Senior Vice President, Secretary and Treasurer, this _____ day of _________________, 1996.

                                       ADVANCE PARADIGM, INC.



                                       By:
                                           -----------------------------------
                                           David D. Halbert
                                           Chairman, Chief Executive Officer
                                           and President



Attest:



- ------------------------------------
Danny Phillips
Chief Financial Officer, Senior Vice
President, Secretary and Treasurer




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